                                                     AYP CAPITAL
                                           CONSOLIDATED STATEMENT OF INCOME



                                                           Quarter Ended      Year-to-Date Ended   Twelve Months Ended
                                                           June 30, 1999        June 30, 1999         June 30, 1999

ELECTRIC OPERATING REVENUES                                      27,663,743           59,337,572           193,585,492

OPERATING EXPENSES:
   Operation:
     Fuel                                                         5,519,976           10,919,323            22,523,821
     Purchased Power & Exchange                                  11,108,747           33,834,484           146,918,532
     Other                                                        1,111,810            2,350,137             5,409,364
   Transmission & Distribution                                      117,547              642,586             2,102,201
   Cust. Accts & Services                                            70,166              302,786             1,588,789
   Administrative & General                                       1,593,917            3,210,785            10,665,796
Total Operation & Maintenance                                    19,522,164           51,260,101           189,208,503

   Depreciation                                                   1,537,592            2,981,977             5,957,231
   Taxes other than income taxes                                  1,268,947            2,698,703             6,202,624
   Federal and state income taxes                                   367,935           (1,461,513)           (6,399,300)
              Total Operating Expenses                           22,696,638           55,479,268           194,969,058
              Operating Income                                    4,967,105            3,858,304            (1,383,566)

OTHER INCOME AND DEDUCTIONS:
   Other income (loss), net                                      (1,838,708)            (417,643)           (1,122,640)
             Total Other Income and Deductions                   (1,838,708)            (417,643)           (1,122,640)
             Income Before Interest Charges and
               Preferred Dividends                                3,128,398            3,440,661            (2,506,206)

INTEREST CHARGES AND PREFERRED DIVIDENDS:
   Interest on other long-term obligations                        2,564,924            4,946,567            10,000,433
   Other interest                                                    13,320               39,052                70,472
            Total Interest Charges and
                Preferred Dividends                               2,578,244            4,985,619            10,070,905


Consolidated Net Income (Loss)                                      550,153           (1,544,958)          (12,577,112)


                                                     Unaudited



